Exhibit 99.2

HUTTIG BUILDING PRODUCTS ANNOUNCES

2004 RESULTS AND 2005 OUTLOOK

St. Louis, MO, February 2, 2005 – Huttig Building Products, Inc. (NYSE: HBP), one of the nation’s largest distributors of both millwork and building materials for residential construction, repair and remodeling, today announced operating results for the fourth quarter and year ended December 31, 2004 and its outlook for fiscal 2005.

For the year ended December 31, 2004, net sales from continuing operations increased 19%, to $938.4 million, compared to $790.5 million in 2003, and net income from continuing operations increased to $15.6 million, or $0.78 per diluted share, compared to $1.4 million, or $0.07 per diluted share, last year. Diluted per share results include gains on the sale of facilities totaling $0.14 in 2004 and $0.04 in 2003. Results for 2004 exclude $0.08 per diluted share from the remaining four one-step branches that the Company announced it had sold earlier this week and has classified as discontinued operations. Including discontinued operations, total Company net sales for 2004 were $1,038 million, generating net income of $0.95 per diluted share.

Fourth quarter net sales from continuing operations increased 13%, to $224.8 million, compared to $198.7 million in the prior year period. Net income from continuing operations increased to $3.8 million, or $0.19 per diluted share, compared to $0.8 million, or $0.04 per diluted share in the prior year period. Diluted per share results include gains on sale of facilities totaling $0.12 in the fourth quarter of 2004 and $0.02 in the same quarter of 2003. Fourth quarter 2004 results exclude a loss from discontinued operations of $0.02 per diluted share related to its one-step branches that have been sold.

Focusing on its core two-step distribution business, Huttig sold its mouldings manufacturer, American Pine Products in August of 2004, and its one-step branches in three separate transactions in August and December of 2004, and in January of 2005. Also, in January of 2005, the Company completed the acquisition of Texas Wholesale Building Materials, a two-step distributor located in Dallas.

Michael A. Lupo, President and Chief Executive Officer, said Huttig’s strong performance in 2004 reflected five key strategies:

•	Market expansion from existing facilities, including Atlanta, GA, Detroit, MI, and Charlotte, NC;

•	Facilities expansion, which included Albany, NY, Manchester, NH, Indianapolis, IN, Rancho Cucamonga, CA, and the opening of a new branch in Atlanta, GA;

•	Product expansion, including windows, composite decking, engineered wood, housewrap and fasteners throughout Huttig’s core two-step distribution network;

•	Geographic expansion, such as the acquisition of Texas Wholesale Building Materials located in Dallas, TX; and,

•	Human capital investments, resulting in a 13% increase in sales per employee and a 236% increase in operating profit per employee in 2004 versus 2003.

“These strategies have enabled us to do more business with more customers, including our national accounts, whose sales with Huttig climbed 20% in 2004, and are paving the way for continued growth in 2005,” said Mr. Lupo. “We also are currently relocating our branches in Deerfield Beach, FL and Manchester, NH to newer, larger locations that will add another 89,000 square feet of space.”

Analysis of 2004 Continuing Operations

Sales increased in all major product categories. Millwork grew 14%, to $486.1 million; building materials increased 21%, to $266.3 million; engineered wood products rose 76%, to $36.7 million; and other wood products expanded 22%, to $149.3 million. Excluding the impact of wood and steel inflation, which contributed approximately $26 million to sales growth primarily in the first nine months of 2004, sales from continuing operations increased 16% from 2003 to 2004.

Gross profit margin increased 30 basis points to 19.4% of net sales in 2004, including LIFO (last in, first out) expense of $1.5 million, resulting from inflation in wood and steel prices, as compared to LIFO income of $0.2 million last year. Operating expenses declined to 16.3% of net sales, versus 17.6% last year, reflecting higher sales and increased productivity.

Huttig’s 2004 growth occurred despite the second half impact on revenue and gross profit of four major hurricanes, which slowed construction in the Southeast and Mid-Atlantic regions, and the fourth quarter impact on gross profit of lower wood prices. By the end of 2004, sales had begun rebounding in the affected regions and the Company had sold off its higher cost wood inventory.

The balance sheet at December 31, 2004 also improved from a year ago. Bank debt, net of cash, declined 44%, to $32.9 million. Long term debt to total capitalization improved to 26%, from 48% at December 31, 2003. Days sales outstanding decreased to 29.8 days from 31.0 days in 2003, and inventory turns improved to 6.9 turns versus 6.4 turns in 2003.

Fiscal 2005 Outlook

Now exclusively a two-step distributor, Huttig projects net sales in 2005 of approximately $1.1 billion and earnings per diluted share of $1.05 to $1.15. The key factors supporting Huttig’s 2005 outlook in executing on its five key strategies include further expansion of national accounts, a continued rebound in the Southeast and Mid-Atlantic markets, positive contribution of $0.06 to $0.08 from the new Texas operation, and $0.09 from a planned property disposition and a recent legal settlement. Projected results for 2005 exclude the potential impact of expensing of stock options as will be required under Financial Accounting Standards 123R.

“Despite the expected modest decline in housing starts in 2005 from last year’s record two million starts, we expect our growth to come from a full year of operations in our new and expanded facilities, which added over 270,000 square feet of distribution space, to a total of 3.9 million square feet; increased pre-hung door production capacity; expanded distribution of proven products, in particular windows; expansion of our service, customer base and market share; and continued growth from national accounts,” Mr. Lupo said. “It is apparent that the strategies we are employing are effective, as evidenced by the significantly improved performance in 2004 versus 2003, and our projection for continued growth and increased profitability in 2005.”

Conference Call

Management will discuss fiscal 2004 fourth quarter and year end results in a conference call on Thursday, February 3, 2005, at 3 PM Eastern (2 PM Central) time. To listen to the call, dial 1-888-874-9713 approximately ten minutes prior to the scheduled time. A replay, which will be available starting two hours after the call ends, can be accessed by dialing 1-877-519-4471, and when prompted, use PIN number 5646819.

About Huttig

Huttig Building Products, Inc. is a distributor of building materials used principally in new residential construction and in home improvement, remodeling and repair work. Huttig’s products are distributed through 44 distribution centers serving 47 states and are sold primarily to building materials dealers, national buying groups, home centers and industrial users including makers of manufactured homes.

Forward Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Contact: Thomas McHugh, CFO, Huttig, 314-216-2600 or tmchugh@huttig.com.

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2004 AND 2003

(UNAUDITED)

(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net sales	$224.8	$198.7	$938.4	$790.5

Cost of sales	182.5	159.2	756.4	639.5
Operating expenses	37.4	36.6	152.6	138.9
Depreciation and amortization	1.3	1.3	5.1	5.2
Gains on disposal of capital assets	(3.7)	(0.6)	(4.6)	(1.1)

Total costs of sales and operating expenses	217.5	196.5	909.5	782.5

Operating profit	7.3	2.2	28.9	8.0

Interest expense, net	(1.2)	(1.0)	(4.6)	(6.5)
Write-off of unamortized loan fees	—	—	(0.5)	—
Unrealized gain on derivatives	—	—	—	0.7

Total other expense, net	(1.2)	(1.0)	(5.1)	(5.8)

Income before income taxes	6.1	1.2	23.8	2.2
Provision for income taxes	2.3	0.4	8.2	0.8

Income from continuing operations	3.8	0.8	15.6	1.4

Income (loss) from discontinued operations, net of taxes	(0.3)	0.8	3.3	2.0

Net income	$3.5	$1.6	$18.9	$3.4

Income from continuing operations per diluted share	$0.19	$0.04	$0.78	$0.07
Income (loss) from discontinued operations per diluted share	(0.02)	0.04	0.17	$0.10

Net income per diluted share	$0.17	$0.08	$0.95	$0.17

Average diluted shares outstanding (thousands)	20,006	19,482	19,870	19,499

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN MILLIONS)

	December 31, 2004	December 31, 2003
ASSETS
Cash	$1.9	$5.0
Trade Accounts Receivable and Inventory	147.3	132.7
Assets Held for Sale	7.9	23.8
Property, Plant and Equipment and Other Assets	57.9	64.5

	$215.0	$226.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts Payable	$58.9	$63.6
Accrued and Other Liabilities	30.3	26.7
Bank Debt	34.8	63.5

	124.0	153.8

Total Shareholders’ Equity	91.0	72.2

Total Liabilities and Shareholders’ Equity	$215.0	$226.0

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2004 AND 2003

(UNAUDITED)

(IN MILLIONS)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3.5	$1.6	$18.8	$3.4
Adjustments to reconcile net income to cash from operations (excluding the effect of dispositions):
Net (income) loss from discontinued operations	$0.3	$(0.8)	(3.3)	(2.0)
Depreciation & amortization	1.3	1.5	5.7	6.0
Write-off of unamortized loan fees	—	—	0.5	—
Gain on disposal of capital assets	(3.7)	(0.6)	(4.6)	(1.1)
Deferred income taxes	1.1	(2.4)	6.0	0.5
Changes in operating assets and liabilities:
Trade accounts receivable	23.5	28.0	(11.9)	(5.0)
Inventories	20.3	9.0	(7.9)	3.5
Trade accounts payable	(20.1)	(8.4)	(0.9)	(1.4)
Other	(3.1)	5.4	3.1	7.9

Net cash from operating activities of continuing operations	23.1	33.3	5.5	11.8
Net cash from operating activities of discontinued operations	5.9	(8.4)	(0.4)	(7.4)

Total cash from operating activities	29.0	24.9	5.1	4.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for continuing operations	(0.7)	(0.6)	(3.1)	(1.7)
Capital expenditures for discontinued operations	—	—	—	(1.0)
Proceeds from disposition of capital assets	5.2	0.6	6.2	1.7
Proceeds from disposition of discontinued operations	0.2	—	20.7	—

Total cash from investing activities	4.7	—	23.8	(1.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of capital lease obligations	(0.3)	(0.3)	(1.5)	(1.3)
Borrowing (repayment) on former credit facility, net	—	(22.4)	(63.5)	(1.5)
Borrowing (repayment) under new credit agreement, net	(46.2)	—	34.8	—
Debt issuance costs	(0.2)	—	(1.8)	—
Proceeds from sale-leaseback of equipment	—	—	—	1.0

Total cash from financing activities	(46.7)	(22.7)	(32.0)	(1.8)

NET INCREASE (DECREASE) IN CASH	(13.0)	2.2	(3.1)	1.6
CASH, BEGINNING OF PERIOD	14.9	2.8	5.0	3.4

CASH, END OF PERIOD	$1.9	$5.0	$1.9	$5.0

CONFIDENTIAL DRAFT

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF TOTAL COMPANY RESULTS TO RESULTS FROM CONTINUING OPERATIONS

(UNAUDITED)

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Full Year
	Total Company		Discontinued Operations		Continuing Operations
	2004	2003	2004	2003	2004	2003
Net Sales	$1,038.4	$909.3	$100.0	$118.8	$938.4	$790.5

Gross Profit	207.5	176.2	25.5	25.2	182.0	151.0

Operating Expenses *	177.8	166.1	20.1	22.0	157.7	144.1
Gains on Disposal of Capital Assets	(4.6)	(1.1)	—	—	(4.6)	(1.1)

Operating Profit	34.3	11.2	5.4	3.2	28.9	8.0

Net Income	18.9	3.4	3.3	2.0	15.6	1.4

Net Income per Diluted Share	$0.95	$0.17	$0.17	$0.10	$0.78	$0.07

	4th Quarter
	Total Company		Discontinued Operations		Continuing Operations
	2004	2003	2004	2003	2004	2003
Net Sales	$235.7	$230.3	$10.9	$31.6	$224.8	$198.7

Gross Profit	45.5	46.7	3.2	7.2	42.3	39.5

Operating Expenses *	42.3	43.8	3.6	5.9	38.7	37.9
Gains (Loss) on Disposal of Capital Assets	(3.6)	(0.6)	0.1	—	(3.7)	(0.6)

Operating Profit	6.8	3.5	(0.5)	1.3	7.3	2.2

Net Income (Loss)	3.5	1.6	(0.3)	0.8	3.8	0.8

Net Income (Loss) per Diluted Share	$0.17	$0.08	$(0.02)	$0.04	$0.19	$0.04

*	Operating Expenses includes depreciation and amortization expense